UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2015

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-6311	72-0487776
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Poydras Street, Suite 1500 New Orleans, Louisiana	70130
(Address of principal executive offices)	(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 17, 2015, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Tidewater Inc. (“Tidewater” and, together with its subsidiaries, the “Company”) made long-term incentive awards to its Chief Executive Officer, its Chief Financial Officer, and each other executive officer for whom Tidewater reported compensation information in its most recent proxy statement (the “Named Executive Officers”), as follows:

Named Executive Officer	Stock Options (#)	Cash-Based Performance Award (Target Value)	Phantom Stock Units (#)
Jeffrey M. Platt	87,068	$1,550,000	50,987
Quinn P. Fanning	56,184	$499,950	32,895
Jeffrey A. Gorski	56,184	$499,950	32,895
Bruce D. Lundstrom	48,693	$433,290	28,509
Joseph M. Bennett	33,710	$299,970	19,737

The material terms of each type of award are described below.

Stock Options. The stock options (the “Options”), which were granted under the Tidewater Inc. 2014 Stock Incentive Plan (the “2014 Plan”), will vest one-third per year on March 17 of 2016, 2017, and 2018. The Options were granted at an exercise price of $22.80 per share, which was equal to the closing price of a share of Tidewater common stock, par value of $0.10 per share (the “Common Stock”) on the date of grant.

Cash-Based Performance Award. The dollar value of each Named Executive Officer’s cash-based performance award (the “CBP Award”) represents the target award. Actual payout of each CBP Award may range between 0% and 200%, depending upon the Company’s performance, measured over a three-year period (April 1, 2015 to March 31, 2018, the “Performance Period”), against to two separate performance criteria, which are described in greater detail below.

For approximately two-thirds of each Named Executive Officer’s CBP Award (the “TSR Award”), any amount earned will be determined by the Company’s total stockholder return over the Performance Period ranked relative to a specified group of peer companies over the same period, according to the following schedule (with payout prorated for performance falling between two levels):

Performance Level	Tidewater’s Percentile Rank		Percentage of TSR Award Earned
Maximum	≥	75th percentile	200%
Target		50th percentile	100%
Threshold		30th percentile	20%
Below Minimum	≤	25th percentile	0%

For the remainder (approximately one-third) of each Named Executive Officer’s CBP Award (the “ROTC Award”), any amount earned will be based upon the simple average of the Company’s return on total capital for each of the three years in the Performance Period (“SAROTC”), according to the following schedule (with payout prorated for performance falling between two levels):

Performance Level	SAROTC		Percentage of ROTC Award Earned
Maximum	≥	11.0%	200%
Target		6.0%	100%
Threshold		4.0%	33%
Below Threshold	<	4.0%	0%

Following the end of the Performance Period but prior to May 31, 2018, the Committee will determine the extent to which the performance metrics were met and what, if any, payout is due to each Named Executive Officer under his CBP Award. Any amount earned will be paid in cash to the Named Executive Officer within 30 days of the Committee’s determination. However, the Committee may elect to settle any amount due to a Named Executive Officer under his CBP Award, in whole or in part, in an equal value of shares of Common Stock (based on the closing price of a share of Common Stock on the day that the Committee makes that decision).

Phantom Stock Units. The phantom stock units (the “Phantom Stock Units”) were granted under the Second Amended and Restated Phantom Stock Plan (the “Phantom Plan”). Effective March 17, 2015, the Committee recommended to the Board, and the Board approved, the Phantom Plan. Although the Phantom Plan has been a compensatory plan of the Company for several years, executive officers were not eligible to participate in it prior to its March 17, 2015 amendment and restatement.

The Phantom Stock Units will vest one-third per year on March 17 of 2016, 2017, and 2018. Each Phantom Stock Unit is the economic equivalent of one share of Common Stock, and each Named Executive Officer will be paid cash dividend equivalents on his outstanding Phantom Stock Units at the same time dividends are paid on the Company’s Common Stock. Within thirty days of the vesting date, each Named Executive Officer will receive a cash payment equal to the number of Phantom Stock Units vested multiplied by the closing price of a share of Common Stock on the vesting date.

The foregoing summary is qualified, in its entirety, by the full text of: (i) the 2014 Plan, (ii) the form of incentive agreement for the grant of Options and Performance Units, (iii) the Phantom Plan, and (iv) the form of officer agreement for the grant of Phantom Stock Units, each of which is included as an exhibit to, and incorporated by reference into, this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Tidewater Inc. 2014 Stock Incentive Plan (incorporated by reference to a Current Report on Form 8-K filed by the Company on August 4, 2014)

10.2	Form of Incentive Agreement for the Grant of Stock Options and Performance Units under the Tidewater Inc. 2014 Stock Incentive Plan

10.3	Second Amended and Restated Phantom Stock Plan

10.4	Form of Officer Phantom Stock Unit Agreement under the Second Amended and Restated Phantom Stock Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

March 23, 2015	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President,
Secretary and General Counsel